                                                                    EXHIBIT 10.3



                     EMPLOYMENT AND NONCOMPETITION AGREEMENT

                  This EMPLOYMENT AND NONCOMPETITION AGREEMENT is made and entered into as of February 11, 1997, by and between HOME ASSET MANAGEMENT CORP., a Delaware corporation ("EMPLOYER"), and Jay Fuller ("EMPLOYEE").


                              W I T N E S S E T H:

                  WHEREAS, Employer desires to employ Employee as an executive officer of Employer and Employee wishes to accept such employment on the terms and conditions set forth herein.

                  NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, conditions, acknowledgments and agreements contained herein, Employer and Employee hereby agree as follows:

                  1. Employment. Employer hereby employs Employee and Employee hereby accepts employment, upon the terms and conditions hereinafter set forth. Employee warrants that he is free to enter into and fully perform this Agreement. Upon execution of this Agreement, Employee shall execute and deliver Employer's standard confidentiality and trade secrets agreement attached to this Agreement as Exhibit A.

                  2. Term. The term of this Agreement (subject to the provisions of Section 6) shall begin on the date hereof and shall continue for a period of five years from the date hereof (the "TERM").

                  3. Compensation.

                  (a) Salary. For all Employee's services under this Agreement, Employer shall pay Employee, or cause to be paid, a base salary, subject to period review, at the rate of not less than $20,833 per month, less payroll and withholding deductions required by law, payable in accordance with Employer's payroll policy as constituted from time to time. If requested by Employee, Employer shall consider the adoption of a plan to defer all or a portion of Employee's cash compensation hereunder.

                  (b) Other Duties. If Employee is elected or appointed a director or an officer of Employer or of any parent, subsidiary or affiliate of Employer, including American Residential Investment Trust, Inc., a Maryland corporation ("NewREIT"), but excluding other portfolio companies of McCown De Leeuw & Co.(collectively, "AFFILIATES"), for any periods during his employment by Employer, Employee will serve in such capacities without compensation in addition to that specified in this Section 3.

                  (c) Fringe Benefits. Employee shall have the right, on the same basis as other employees of Employer occupying positions with responsibility and salary comparable to that of Employee, to participate in and receive benefits under and in accordance with the provisions of any future annual or long-term incentive or bonus plan. In addition, Employee shall be entitled to such health, life and long-term disability insurance and benefits which are made available to employees of Employer ("HEALTH BENEFITS"). In addition, Employee shall be entitled to four weeks paid vacation and reimbursement for travel and entertainment expenses incurred in connection with his duties hereunder upon presentation of proper evidence thereof.

                  (d) Bonus. Bonuses during the first two years of this Agreement shall be entirely within the discretion of the Board of Directors. Bonuses thereafter will be subject to achievement of a targeted net income budget established by management and approved by the Board of Directors of Employer as set forth below. Employee shall be able to earn up to 100% of his annual salary as a bonus.

Percent of Target Net Income Achieved         Percent of Salary Payable as Bonus
-------------------------------------         ----------------------------------
Less than 75%                                 0%

75% to 99.9%                                  33 1/3%

100% to 124.9%                                66 2/3%

125% or more                                  100%

                  Bonuses earned pursuant to the table above shall be pro-rated if results achieved fall between the thresholds above 75%.

                  (e) NewREIT Equity Ownership. Employer shall cause NewREIT to provide the following equity ownership to Employee:

                      (i) Employee shall be granted options to purchase up to 175,000 shares of Common Stock of NewREIT at an exercise price of $10.00 per share under NewREIT's 1997 Stock Incentive Plan and pursuant to the stock option agreements attached hereto as Exhibit B.

                      (ii) Employee shall also be granted a five-year cash settlement stock appreciation right under the 1997 Stock Incentive Plan of NewREIT covering 175,000 shares of NewREIT Common Stock at an exercise price of $10.00 per share pursuant to the stock appreciation rights agreement attached hereto as Exhibit C.

                      (iii) Employee agrees that he will become a party to the Stockholders Agreement attached hereto as Exhibit D as a condition to the grant of the options.

                      (iv) Upon the closing of a Qualified IPO of NewREIT (as defined in the Stockholders Agreement), Employee shall be granted an additional option to purchase 100,000 shares (as presently constituted on the date of this Agreement) of NewREIT at an exercise price equal to the public offering price in the Qualified IPO. The options granted in connection with a Qualified IPO of NewREIT shall vest 20% on the closing of the Qualified IPO and 20% on each of the next four anniversaries of the closing of a Qualified IPO by NewREIT.

                      (v) Options and stock appreciation rights granted pursuant to clauses (i) and (ii) above shall become fully vested upon the closing of the latest public offering of Common Stock of NewREIT pursuant to which NewREIT will have cumulatively raised from public or private new offerings of its stock, gross proceeds of at least $150 million. Options and stock appreciation rights granted pursuant to clauses (i), (ii) and (iv) above shall become fully vested upon consummation of a Change of Control Transaction (as defined in the Stockholders Agreement). Vesting of options and stock appreciation rights shall not be accelerated upon a Qualified IPO by NewREIT (except as set forth above) and shall not be accelerated upon a termination of employment.

                      (vi) Options granted pursuant to the terms of this Section 3(e) shall be incentive stock options to the extent permitted by law. The balance of the options shall be non-qualified stock options. To the extent the terms of the option agreements conflict with the provisions of this Section 3, the option agreements shall control.

                  (f) Golden Parachute Limitations. Notwithstanding anything contained herein to the contrary, in the event that the payments to Employee contemplated by this Agreement or the agreements referred to herein, either alone or together with other payments Employee has a right to receive from Employer or NewREIT, would not be deductible (in whole or in part) by Employer or NewREIT as a result of such payments constituting a "parachute payment" (as defined in Section 280G of the Internal Revenue Code, as amended (the "Code")), such payments shall be reduced to the largest amount as will result in no portion of such payments not being fully deductible by Employer or NewREIT as the result of Section 280G of the Code. The determination of a valuation for purposes of Section 280G of consulting, noncompetition or other agreements resulting in a reduction in the payments pursuant to the foregoing sentence shall be made exclusively by independent public accountants selected by mutual agreement of Employee and Employer. If Employee and Employer are unable to agree upon a single firm to make such determination, Employee and Employer shall each select one firm and the firms selected shall appoint a third firm to make the determination. The fees and expenses of any firm mutually agreed upon by Employee and Employer shall be borne by Employer. The fees and expenses of firms selected by Employee and Employer if no agreement is reached shall be borne by the party selecting such firm, with the fees and expenses of the third firm selected being shared equally by Employee and Employer. The determination of the accounting firm or firms shall be conclusive and binding on Employer and Employee.

                  4. Position.

                  (a) Responsibilities. Subject to the provisions of Section 2 hereof and in accordance with the By-laws of Employer, Employee is engaged as President and Chief Operating Officer of Employer and, subject to appointment by the Board of Directors of NewREIT, President and Chief Operating Officer of NewREIT. Employee promises to perform and discharge well and faithfully all duties which may be assigned to him in his capacities described above by the Board of Directors of Employer or NewREIT from time to time in accordance with this Agreement, and Employee shall devote his best talents, efforts and abilities to the performance of his duties hereunder. Employee shall perform his duties subject to the direction and control of the Board of Directors of Employer or NewREIT.

                  (b) Place of employment. Employee's place of employment during the term of this Agreement shall be in the San Diego metropolitan area, with such business travel outside the San Diego area as shall be necessary to the performance of Employee's duties.

                  5. Exclusive Services. During the period in which Employee is an employee of Employer, his services shall be completely exclusive to Employer and its Affiliates and he shall devote his entire time, attention and energies to the business of Employer and its Affiliates and the duties to which Employer shall assign him from time to time. Employee agrees to perform his services to the best of his ability and to carry out the reasonable policies and directives of Employer.

                  6. Termination. Employee's employment hereunder may be terminated prior to the expiration of the Term specified in Section 2 above as described below. Employee shall be entitled to the compensation provided in
Section 7 hereof in the event his employment is terminated as provided in this
Section 6.

                     (a) Death. Employee's employment hereunder shall terminate upon his death.

                     (b) Disability. If, as a result of the Employee's incapacity due to physical or mental illness, Employee shall have been absent from his duties hereunder on a full-time basis for 180 consecutive calendar days, and within 30 days after written Notice of Termination (as defined below) is given (which may occur no earlier than 30 days before, but at any time after, the end of such 180-day period), Employee shall not have returned to the performance of his duties hereunder on a full-time basis, Employer may terminate the Employee's employment hereunder.

                     (c) Without Cause. Employer, by appropriate action of the Board of Directors, may terminate Employee's employment hereunder at any time without Cause; provided, however, that Employer may terminate the Employee's employment without Cause (as defined below) during any disability period only as provided in Section 6(b). A Resignation for Good Reason shall be deemed a termination without Cause for purposes of this Agreement. Resignation for Good Reason shall mean Employee's resignation within six months of the occurrence of any of the following: (i) material diminution of responsibilities with Employer or NewREIT without the consent of Employee; (ii) relocation of his principal office outside the San Diego area; (iii) material reduction in the compensation provided in this Agreement or (iv) termination as President and Chief Operating officer of Employer and NewREIT.

                     (d) Cause. Employer may terminate the Employee's employment hereunder for Cause. For purposes of this Agreement, "Cause" shall mean Employee's (i) embezzlement, theft or other misappropriation of any property of Employer; (ii) gross or willful misconduct resulting in substantial loss to Employer or substantial damage to the reputation of Employer; (iii) any act involving moral turpitude which if the subject of a criminal proceeding could reasonably result in a conviction for a felony involving moral turpitude; (iv) gross or willful neglect of his assigned duties to Employer or NewREIT, provided that actions taken or not taken in good faith shall not be deemed to constitute gross or willful neglect; (v) breach of his fiduciary obligations to Employer or NewREIT or (vi) any chemical dependence certified by a licensed physician resulting in impairment of Employee's abilities to perform his duties hereunder or substantial damage to the reputation of Employer.

                     (e) Notice of Termination. Any termination, during the term of this Agreement, of the Employee's employment hereunder (other than termination pursuant to Subsection 6(a) above on account of death) shall be communicated by a written Notice of Termination to the other party hereto. For purposes of this Agreement, a "NOTICE OF TERMINATION" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and, if applicable, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated. In the case of a Notice of Termination for Cause, Employee shall have 30 days following receipt of such notice to correct or cure (if possible) any of the matters referred to in the notice as the basis for such termination and during such period, Employee shall be afforded the opportunity to make a presentation to the Board of Directors regarding the matters referred to in such notice. Upon such correction or cure, Employer's right to terminate this Agreement for Cause as specified in such Notice of Termination shall cease as to such matters. Only one such notice need be given.

                     (f) Date of Termination. The "DATE OF TERMINATION" shall, during the Term of this Agreement, mean: (i) if Employee's employment is terminated by his death, the date of his death; (ii) if Employee's employment is terminated on account of disability pursuant to Subsection 6(b) above, 30 days after Notice of Termination is given (provided that Employee shall not, during such 30-day period, have returned to the performance of his duties on a full-time basis); (iii) if Employee's employment is terminated by Employer without Cause pursuant to subsection 6(c) above, the date upon which Notice of Termination is given; and (iv) if Employee's employment is terminated by Employer for Cause pursuant to Subsection 6(d) above, the date specified in the Notice of Termination.

                     (g) Resignation. Notwithstanding any other provision hereof to the contrary, Employee may, at any time during the term of this Agreement, effective immediately upon the giving of a Notice of Termination, terminate his employment hereunder. For purposes of this Agreement, a Resignation For Good Reason shall be deemed to be a termination without Cause.

                  7. Compensation Upon Termination or During Disability.

                     (a) Death. If Employee's employment shall be terminated by reason of his death, Employer shall, within 90 days of death, pay a lump sum death benefit to such person as he shall designate in a notice filed with Employer or, if no such person shall be designated, to his estate. The amount of such death benefit shall be equal to his salary, plus a bonus equal to the bonus paid to Employee for the previous year multiplied by a fraction, the numerator of which is the number of days in the current year prior to Employee's death and the denominator is 365, and any amounts payable pursuant to Section 3(c) to the date of his death which, at the date of death, are accrued and unpaid.

                     (b) Disability. During any period that Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, Employee shall continue to receive his salary and any amounts payable pursuant to Section 3(c) until Employee's employment is terminated due to disability pursuant to Subsection 6(b) hereof. Upon termination due to death prior to a termination as specified in the preceding sentence, Subsection 7(a) above shall apply. For periods of time after termination pursuant to Subsection 6(b) hereof, any disability payments which Employee may be entitled to receive pursuant to any employee benefit plan or arrangement provided by Employer shall be paid pursuant to the terms of such plan or arrangement.

                     (c) Without Cause. If Employee's employment shall be terminated by Employer without Cause, (i) Employer shall, through the Date of Termination, continue to pay Employee his salary and amounts payable or accrued pursuant to Section 3(c) and (ii) Employer shall, after the date of Termination, pay to Employee for a period of one year from the Date of Termination, his salary (but, subject to applicable law, no additional payments contemplated by Section 3) in effect on the Date of Termination, such payments to be made in installments substantially similar to those made to Employee prior to the Date of Termination; provided, however, if termination without Cause occurs within six months of a Change of Control (as defined in the Stockholders Agreement) Employee shall also be entitled to receive a lump sum payment equal to his bonus for the immediately preceding year. Employee shall also continue to participate in the Health Benefits programs of Employer during the one-year period following the Date of Termination. Payments or other benefits received by Employee after the Date of Termination but during the period in which Employer is obligated to continue to make payments to Employee as provided above which result from or are in connection with any prior or future employment or business activities of the Employee shall not reduce Employer's liability hereunder. Failure to renew this Agreement upon expiration of the Term shall not be deemed to constitute a termination without Cause.

                     (d) Cause. If Employee's employment shall be terminated for Cause, Employer shall, through the Date of Termination, continue to pay Employee his salary and amounts payable pursuant to Section 3(c), provided, however, that Employee shall not be entitled to receive any bonus upon a termination for Cause and shall not be entitled to receive any amounts payable with respect to the period following the Date of Termination.

                     (e) Resignation. If Employee's employment shall be terminated by reason of resignation pursuant to Subsection 6(g) hereof, Employer shall continue to pay Employee his base salary through the Date of Termination, but Employee shall not be entitled to receive any bonus if he resigns and shall not be entitled to receive any amounts payable with respect to the period following the Date of Termination. If Employee's employment is terminated by reason of Resignation For Good Reason, the provisions of Subsection 7(c) shall apply.

                     (f) Effect of Payments. The payments provided hereunder shall fully discharge Employer's obligations under this Agreement. Employee acknowledges and agrees that the provisions of this Agreement state his entire and exclusive rights, entitlements and remedies against Employer and its successors, assigns, affiliates and representatives for any termination of this Agreement. As a material inducement to Employer to enter into this Agreement, Employer represents to Employer that he will make no other claims in any such event.

                  8. Noncompetition.

                  (a) During the period (the "NONCOMPETITION PERIOD") commencing on the date hereof and ending on the earlier of (i) the fifth anniversary hereof; (ii) the termination of employment of Employee without Cause or (iii) the consummation of a Change of Control Transaction, Employee shall not, directly or indirectly, own, manage, operate, join, advise, control or otherwise engage or participate in or be connected as an officer, employee, partner, creditor, guarantor, advisor of, or consultant to, any business which may compete against the business (the "BUSINESS") of Employer and/or its Affiliates, including, without limitation, the businesses of operating and managing a mortgage real estate investment trust in the United States (the "MARKET AREA"). Notwithstanding the foregoing, (x) Employee may work or perform services for Employer and its Affiliates, (y) Employee may work or perform services for a financial institution or similar entity which is involved in the mortgage business so long as such entity is not engaged primarily in managing a real estate investment trust or originating and selling mortgages and (z) Employee may own securities in any publicly held corporation, but only to the extent Employee does not own of record or beneficially more than 1% of the outstanding beneficial ownership of such corporation. For purposes of the non-competition covenants set forth in Section 8 hereof, Affiliates of Employer shall not include McCown De Leeuw & Co. or Crescent or their portfolio companies other than Employer, NewREIT and their subsidiary companies.

                  (b) Non-Solicitation of Employees. During the Noncompetition Period, Employee shall not, either on his own account or for any person, firm or company, solicit, interfere with, or endeavor to cause any employee of the Business, Employer or any Affiliate to leave his or her employment or induce or attempt to induce any such employee to terminate or breach his or her employment agreement.

                  (c) Non-Solicitation of Customers. During the Noncompetition Period, Employee shall not induce or attempt to induce any customer of the Business, Employer or any Affiliate, to cease doing business in whole or in part with Employer or any Affiliate.

                  (d) Payments for Noncompetition Covenants. In consideration of the noncompetition and non-solicitation covenants contained in Sections 8(a) of this Agreement, Employer shall pay to Employee an amount equal to 25% of Employee's monthly salary in effect on the Date of Termination (the "NONCOMPETITION PAYMENT") for each month during the Noncompetition Period following the Date of Termination. Each Noncompetition Payment shall be made in arrears on or before the last day of each month of the Noncompetition Period following the Date of Termination. Each Noncompetition Payment shall be paid by Employer by delivery of a check to Employee, or as may otherwise be agreed to by Employer and Employee. All payments due to Employee under this Section 8(d) shall be in addition to any payments due to Employee under Section 7 above. Notwithstanding the forgoing, if Employer notifies Employee in writing in a Notice of Termination or within ten business days of Employee's resignation that it elects not to make the payments provided in this Section 8(d), then the provisions of Section 8(a) shall cease to be enforceable against Employee following the Date of Termination, subject, however, to Employee's fiduciary obligations as an officer of Employer and the provisions of any Confidentiality and Non-Disclosure Agreements between Employee and Employer. If Employer does not notify Employee as provided in the immediately proceeding sentence, then Employer shall be obligated to continue to make monthly payments hereunder for a minimum of six months. Employer may elect to terminate monthly payments hereunder upon six months' written notice to Employee and upon termination of such payments, the provisions of Section 8(a) shall cease be enforceable against Employee following, subject, however, to Employee's fiduciary obligations as an officer of Employer and the provisions of Employee's Confidentiality Agreement previously executed and delivered.

                  9. Stay of Time. In the event Employee violates the provisions of Section 8 of this Agreement, the running of the time period of such provisions so violated shall be automatically suspended upon the date of such violation and shall resume on the date such violation permanently ceases.

                  10. Injunctive Relief. The remedy at law for any breach of this Agreement is and will be inadequate, and in the event of a breach or threatened breach by Employee of the provisions of this Agreement, Employer or its Affiliates shall be entitled to seek an injunction restraining Employee from violating the provisions of this Agreement. Nothing herein contained shall be construed as prohibiting Employer, its Parent or its Affiliates from pursuing any other remedies available to it or them for such breach or threatened breach, including without limitation, the recovery of damages from Employee.

                  11. Separate Covenants. The non-solicitation provisions of this Agreement shall be deemed to consist of a series of separate covenants, one for each line of business carried on by Employer and its Affiliates. The parties expressly agree that the character and duration of such provisions in this Agreement are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character or duration of such provisions is unreasonable in light of the circumstances as they then exist, then it is the intention and the agreement of Employee and Employer that such non-solicitation provisions of this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the conduct of Employee which are reasonable in light of the circumstances as they then exist and as are necessary to assure Employer and its Affiliates of the intended benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because, taken together they are more extensive than necessary to assure Employer, its Parent and Affiliates of the intended benefit of such non-solicitation provisions, it is expressly understood and agreed between the parties hereto that those of such covenants which, if eliminated, would permit the remaining separate covenants to be enforced in such proceeding shall, for the purpose of such proceeding, be deemed eliminated from the provisions hereof.

                  12. Employer's and Employee's Rights; Indemnification. This Agreement shall not limit or prejudice in any manner whatsoever the rights which Employer or Employee would have, in the absence of this Agreement, with respect to any and all matters arising out of Employee's employment, except for such matters that are specifically covered by the terms of this Agreement or are mentioned herein. Employee shall be entitled to indemnification as an officer and employee of Employer in accordance with the provisions of the Certificate of Incorporation and Bylaws of Employer and applicable Delaware law.

                  13. Assignment/Sale. The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer and any subsequent assignee. No assignment of this Agreement by Employer shall relieve Employer of its obligations hereunder. This Section shall be deemed to apply to any assignment by sale, merger, consolidation, liquidation or otherwise.

                  14. Assignment by Employee. Employee may not assign this Agreement or any of his rights hereunder except with the prior written consent of Employer. This Agreement shall be binding upon Employee's heirs, executors, administrators or other legal representatives and their legal assigns.

                  15. Benefits. If, in the sole and absolute discretion of the Board of Directors of Employer, Employee is permitted to participate in any other plan or agreement for eligible employees of Employer which is not specifically referred to herein, or to receive any other employment benefits, it is agreed that nothing contained in this Agreement shall affect the right of Employer to terminate or modify any such plan or agreement, or other benefit in whole or in part at any time and from time to time.

                  16. Entire Agreement; Modifications. This instrument, together with the exhibits hereto, contains the entire agreement of the parties with regard to matters covered herein. Standard policies of Employer applicable to employees shall govern matters not set forth in this Agreement to the extent they do not conflict with this Agreement. This

Agreement may not be changed or modified, or released, discharged, abandoned or otherwise terminated, in whole or in part, except by an instrument in writing approved by the Board of Directors of Employer, and signed by an officer of Employer and by Employee.

                  17. Applicable Law. This Agreement and all matters or issues collateral hereto shall be governed by the laws of the State of California applicable to contracts made and to be performed entirely within such State.

                  18. Waiver. A waiver by either party of any of the terms or conditions of this Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof. All remedies, rights, undertakings, obligations and agreements contained in this Agreement shall be cumulative, and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.

                  19. Notices. All notices required to be given hereunder shall be given in writing, and may be personally delivered (including by facsimile), sent by overnight courier or deposited with the U.S. postal authorities, return receipt requested, addressed as follows:

                  If to Employer:             Home Asset Management Corp.
                                              445 Marine View Avenue, Suite 260
                                              Del Mar, CA 92014
                                              Attn: Chairman of the Board

                  with a copy to:             McCown De Leeuw & Co.
                                              101 East 52nd Street, 31st Floor
                                              New York, NY 10022
                                              Telecopy No.: (212) 355-6283
                                              Attn: David De Leeuw

                  If to Employee              Jay Fuller
                                              6621 Camino Saucito
                                              Rancho Santa Fe, CA 92067
                                              Telecopy No.: (619) 756-5324

or to such other address as the parties may from time to time designate in writing. Notices shall be deemed delivered on the day personally delivered or sent by facsimile (with appropriate confirmation of transmission), or on the fourth business day following deposit in the U.S. mail, return receipt requested.

                  20. Compliance with Laws and Policies. Employee agrees that he will at all times comply strictly with all applicable laws and all current and future policies of Employer and its Affiliates.

                  21. Employer Property. Upon termination or expiration of his employment hereunder, Employee agrees to return to Employer all property of Employer, any Parent and any Affiliate of which Employee has had custody and to deliver to Employer all correspondence, management studies and other materials and data relating to or connected with his employment hereunder.

                  22. Paragraph Headings. The paragraph headings in this Agreement are for convenience only and shall not in any manner affect the interpretation or construction of this Agreement or any of its provisions.

                  23. Attorneys Fees. If legal proceedings are required to enforce this Agreement, the prevailing party shall be entitled to reasonable attorneys fees.

                  24. Survival of Certain Provisions. The rights and obligations of the parties under Sections 8 through 10, 21, 23 and 27 shall survive the termination of this Agreement.

                  27. Enforcement. Employer shall have the right to separately enforce the terms of this Agreement against Employee with respect to any breach or threatened breach by Employee of the provisions hereof as provided herein.

                  28. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and both of which, taken together, shall constitute one and the same instrument.

                  29. Arbitration. Any dispute or claim arising out of or relating to this Agreement which cannot be settled by negotiation between the parties shall first be submitted to mediation, conducted in San Diego, California, by a single, neutral mediator in accordance with the Commercial Mediation Rules of the American Arbitration Association. In the event such dispute or claim is not resolved by mediation within 30 days from the inception thereof, then such dispute or claim shall be submitted to and settled exclusively by final and binding arbitration, conducted in San Diego, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as modified by any other instruments or agreements that the parties hereto may execute at the time of or prior to the arbitration. The arbitration shall be conducted by a single neutral arbitrator chosen by mutual agreement between the parties; provided, however, that if the parties are unable to agree upon an arbitrator, then the arbitration shall be conducted by a panel of three arbitrators, Employer and Employee each shall choose one arbitrator, and the third arbitrator shall be selected by the two arbitrators so chosen. The fees of the American Arbitration Association and of the arbitrator or arbitrators shall be borne by Employer.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



                                       HOME ASSET MANAGEMENT CORP.

                                       By: _____________________________________
                                             David E. De Leeuw,
                                             President



-------------------------------
Jay M. Fuller, Employee

                               FIRST AMENDMENT TO
                    EMPLOYMENT AND NON-COMPETITION AGREEMENT

         THIS FIRST AMENDMENT TO EMPLOYMENT AND NON-COMPETITION AGREEMENT (the "Amendment") is entered into as of August ___, 1997 by and between Home Asset Management Corp., a Delaware corporation ("Employer"), and Jay M.
Fuller ("Employee").

                                    RECITALS

                   Employer and Employee entered into that certain Employment and Noncompetition Agreement as of February 11, 1997 (the "Employment Agreement");

                   Employer and American Residential Investment Trust, Inc., a Maryland corporation (the "Company") entered into that certain Management Agreement, dated February 11, 1997, and the First Amendment to Management Agreement, dated August __, 1997 (collectively referred to hereinafter as the "Management Agreement"), whereunder Employer agreed to provide certain administrative services for the Company covered by the Employment Agreement;

                   The Company desires to employ, and Employee desires to be employed by the Company, in order to provide certain services which Employer must provide to the Company pursuant to the terms of the Management Agreement; and

                   In consideration for Company's employment of Employee to perform certain obligations of Employer under the Management Agreement, Employer and Employee agree to amend the Employment Agreement on the terms and conditions set forth herein.


                  NOW, THEREFORE, in consideration of the mutual promises herein set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


         1.       Adjustments to Compensation.


                  Employer shall be entitled to reduce any payments due to Employee under Paragraph 3 of the Employment Agreement by an amount equal to the total compensation paid to Employee by the Company pursuant to the terms of the Management Agreement.


         2.       Termination by the Company.


                  If Employee's employment should be terminated by the Company at any time prior to termination of the Management Agreement, the provisions of Paragraph 1 of this Amendment shall be of no further force or effect.

         Except as expressly modified by this Amendment, all other terms and provisions of the Employment Agreement shall remain in full force and effect.


         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.



           HOME ASSET MANAGEMENT CORP.



           By: _______________________________________
                    David E. De Leeuw, President


           EMPLOYEE



           -------------------------------------------
           Jay M. Fuller



                                      -2-